                                                                      Exhibit 23

                                AUDITOR'S CONSENT

We have issued our report dated February 8, 2000, accompanying the consolidated financial statements and schedule included in the Annual Report of Windmere-Durable Holdings, Inc. on Form 10-K for the year ended December 31, 1999. We hereby consent to the incorporation by reference of the aforementioned report in the Registration Statements of Windmere-Durable Holdings, Inc. on Form S-8 (File No. 33-7681, effective September 30, 1986), Form S-8 (File No. 33-36424, effective August 17, 1990), Form S-2 (File No. 33-51776, effective January 19, 1993), Form S-8 (File No. 33-58574, effective February 22, 1993), Form S-8 (File No. 333-52389, effective May 12, 1998), Form S-8 (File No. 333-52383, effective May 12, 1998) and Form S-8 (File No. 333-86507, effective August 3, 1999).


/s/ Grant Thornton LLP

Miami, Florida
March 29, 2000